                                                                     Exhibit 4.4

                                                                  EXECUTION COPY

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                                SANTANDER BANCORP

                                  US$50,000,000

                     6.10% Subordinated Notes due June 2032

                                   ----------

                             NOTE PURCHASE AGREEMENT

                                   ----------

                             Dated October 26, 2005

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

                                TABLE OF CONTENTS

Section                                                                           Page
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
1.    AUTHORIZATION OF NOTES...................................................     1

2.    SALE AND PURCHASE OF NOTES...............................................     1

3.    CLOSING..................................................................     1

4.    CONDITIONS TO CLOSING....................................................     2
      4.1.     Representations and Warranties..................................     2
      4.2.     Compliance Certificates.........................................     2
      4.3.     Opinions of Counsel.............................................     2
      4.4.     Purchase Permitted by Applicable Law, etc.......................     2
      4.5.     Proceedings and Documents; Good Standing Certificates...........     3

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................     3
      5.1.     Organization; Power and Authority...............................     3
      5.2.     Authorization, etc..............................................     3
      5.3.     Financial Statements............................................     4
      5.4.     No Legal or Contractual Bar.....................................     4
      5.5.     No Registration Under the Securities Act........................     4
      5.6.     No Material Litigation..........................................     4
      5.7.     Taxes...........................................................     5
      5.8.     Compliance with ERISA...........................................     5
      5.9.     Use of Proceeds.................................................     6
      5.10.    Investment Company Act..........................................     6
      5.11.    Changes in Condition............................................     6

6.    REPRESENTATIONS OF THE PURCHASER.........................................     6
      6.1.     Purchase for Investment; Qualified Institutional Buyer..........     6
      6.2.     Source of Funds.................................................     9
      6.3.     Anti-Money Laundering...........................................    10
      6.4.     Transferee......................................................    10

7.    PAYMENT OF INTEREST......................................................    11

8.    REDEMPTION OF THE NOTES PRIOR TO MATURITY................................    11
      8.1.     Optional Redemption.............................................    11
      8.2.     Allocation of Partial Redemptions...............................    11
      8.3.     Maturity; Surrender, etc........................................    11
      8.4.     Purchase of Notes...............................................    12

9.    DELIVERY OF REPORTS......................................................    12
      9.1.     SEC Reports.....................................................    12

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
      9.2.     Officer's Certificate...........................................    12

10.   CONSOLIDATION, MERGER AND SALE OF ASSETS.................................    12

11.   EVENTS OF DEFAULT........................................................    13

12.   REMEDIES ON DEFAULT, ETC.................................................    14
      12.1.    Acceleration....................................................    14
      12.2.    Other Remedies..................................................    14
      12.3.    Rescission......................................................    14
      12.4.    No Waivers or Election of Remedies, Expenses, etc...............    14
      12.5.    Limitation on Suits.............................................    15

13.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES............................    15
      13.1.    Registration of Notes...........................................    15
      13.2.    Transfer and Exchange of Notes..................................    15
      13.3.    Replacement of Notes............................................    16

14.   PAYMENTS ON NOTES........................................................    16
      14.1.    Place of Payment................................................    16
      14.2.    Home Office Payment.............................................    16

15.   SUBORDINATION............................................................    17
      15.1.    Agreement to Subordinate........................................    17
      15.2.    Liquidation, Dissolution, Bankruptcy, Etc.......................    17
      15.3.    Prior Payment of Senior Debt Upon Acceleration of Notes.........    18
      15.4.    No Payment When Senior Debt Default.............................    18
      15.5.    When Distribution Must Be Paid Over.............................    19
      15.6.    Subrogation.....................................................    19
      15.7.    Relative Rights.................................................    20
      15.8.    Reliance by Holders of Senior Debt on Subordination Provisions..    20
      15.9.    No Waiver of Subordination Provisions...........................    20
      15.10.   Reliance on Judicial Order or Certificate of Liquidating Agent..    21

16.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.............    21

17.   AMENDMENT AND WAIVER.....................................................    21
      17.1.    Requirements....................................................    21
      17.2.    Solicitation of Holders of Notes................................    21
      17.3.    Binding Effect, etc.............................................    22
      17.4.    Notes held by Company, etc......................................    22

18.   NOTICES..................................................................    22

19.   MISCELLANEOUS............................................................    23
      19.1.    Successors and Assigns..........................................    23
      19.2.    Payments Due on Non-Business Days...............................    23

      19.3.    Severability....................................................    23
      19.4.    Construction....................................................    23
      19.5.    Counterparts....................................................    24
      19.6.    Governing Law...................................................    24

SCHEDULE A -- DEFINED TERMS

EXHIBIT 1  -- Form of 6.10% Subordinated Note due June 2032

EXHIBIT 2  -- Opinions of Pietrantoni Mendez & Alvarez LLP

                                SANTANDER BANCORP

                     6.10% Subordinated Notes due June 2032

                                                                October 26, 2005

PUERTO RICO CONSERVATION
   TRUST FUND

San Juan, Puerto Rico

Ladies and Gentlemen:

     Santander BanCorp (the "COMPANY"), a corporation organized under the laws of the Commonwealth of Puerto Rico (the "COMMONWEALTH"), agrees with you as follows:

1.   AUTHORIZATION OF NOTES.

     The Company has authorized the issuance and sale of an aggregate principal amount of Fifty Million United States Dollars (US$50,000,000) of its 6.10% Subordinated Notes due June 2032 (the "NOTES," such term to include the Note delivered pursuant to this Agreement on the Closing Date to the Purchaser and each Note delivered in substitution or exchange for such Note pursuant to
Section 13 of this Agreement). The Notes shall be substantially in the form of
Exhibit 1 hereto and shall have the terms as herein and therein provided. Certain capitalized terms used in this Agreement are defined in Schedule A hereto; references to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and all Schedules and Exhibits are deemed to be a part of this Agreement. References herein to this "AGREEMENT" mean this Agreement as from time to time amended or supplemented or as the terms hereof may be waived, in accordance with Section 17 hereof.

2.   SALE AND PURCHASE OF NOTES.

     Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to you and you agree to purchase from the Company, at the Closing provided for in Section 3, a Note in the aggregate principal amount of Fifty Million United States Dollars (US$50,000,000) at the purchase price of one-hundred percent (100%) of the principal amount thereof.

3.   CLOSING.

     The closing (the "CLOSING") of the sale and purchase of the Notes to be purchased by you shall occur at the offices of Pietrantoni Mendez & Alvarez LLP, 209 Munoz Rivera Avenue, 19th Floor, Hato Rey, Puerto Rico 00918, at 10:00 a.m., local time, on October 27, 2005 (the "CLOSING DATE"). At the Closing, the Company will deliver to you the Note to be purchased by you and registered in your name dated the Closing Date, against delivery by you to the Company of immediately available funds in the amount of the purchase price therefor by wire transfer to the account number 04-201-408 maintained at Deutsche Bank New York, ABA Number 021 0010 33 (Beneficiary: Banco Santander Puerto Rico) for the further credit of Account Number 300 349 2809 of the Company.

4.   CONDITIONS TO CLOSING.

     Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the fulfillment, prior to or at the Closing, of the following conditions:

     4.1. REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of the Company contained in Section 4 of this Agreement shall have been true and correct as of the date of this Agreement and be true and correct at the time of the Closing as if made on and as of such time.

     4.2. COMPLIANCE CERTIFICATES.

          (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated as of the Closing Date, certifying on behalf of the Company, that the conditions specified in Sections 4.1 have been fulfilled.

          (b) Secretary's Certificates. The Company shall have delivered to you a certificate in form and substance reasonably satisfactory to you executed on behalf of the Company by its Secretary or Assistant Secretary certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution, delivery and performance of this Agreement and the Notes. Such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded. The Secretary's certificate also shall confirm the incumbency and signature of the officers of the Company executing this Agreement and the Note, and any certificate or document to be delivered to you pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

     4.3. OPINIONS OF COUNSEL.

          You shall have received opinions from Pietrantoni Mendez & Alvarez LLP, as counsel for the Company, dated as of the Closing Date, on the matters described in Exhibit 2. This Section 4.3 shall constitute direction by the Company to such counsel to deliver the opinions specified to you at the Closing.

     4.4. PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

          On the Closing Date, the consummation of the transactions contemplated hereby shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation,
(iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof, and (iv) all necessary consents, approvals and authorizations of any Governmental Authority or any Person to or of such consummation, including any authorizations required to be obtained from the Puerto Rico Treasury Department under that certain ruling issued to you initially on January 22, 2001 (as amended on March 2, 2001), shall have been obtained and shall be in full force and effect.

     4.5. PROCEEDINGS AND DOCUMENTS; GOOD STANDING CERTIFICATES.

          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions, including, but not limited to, the articles of incorporation and by-laws of the Company, shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request. You shall have received also, copies of certificates dated as of a recent date from the Secretary of State of Puerto Rico and the Commissioner of Financial Institutions, as applicable, evidencing the good standing of the Company and its Subsidiaries, in Puerto Rico.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to you as follows:

     5.1. ORGANIZATION; POWER AND AUTHORITY.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as described on its filings with the SEC under the Exchange Act and to execute, deliver and perform its obligations under this Agreement and the Notes.

     5.2. AUTHORIZATION, ETC.

          The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Notes, when issued, constitute or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the application of equitable principles and the availability of equitable remedies.

     5.3. FINANCIAL STATEMENTS.

          (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2004 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, including in each case the related schedules and notes, fairly present in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the date thereof and the consolidated results of operations and cash flows for such period, in accordance with GAAP consistently applied.

          (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2005 and the related unaudited consolidated statements of income, retained earnings and cash flows for the three-month and six-month periods then ended, including in each case the related schedules and notes, fairly present in all material respects the unaudited consolidated financial condition of the Company and its consolidated Subsidiaries as at the date thereof and the unaudited consolidated results of operations and cash flows for such periods, in accordance with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, subject to normal year-end adjustments.

     5.4. NO LEGAL OR CONTRACTUAL BAR.

          The execution, delivery and performance by the Company of this Agreement and the Notes, do not and will not (i) violate any Requirement of Law or any Contractual Obligation of the Company or any of its Significant Subsidiaries, (ii) require any license, consent, authorization, approval or any other action by, or any notice to or filing or registration with, any Governmental Authority or any other Person, except for such licenses, consents, authorizations or approvals that have been obtained or made, or (iii) result in the creation or imposition of any Lien on any asset of the Company or any of its Significant Subsidiaries.

     5.5. NO REGISTRATION UNDER THE SECURITIES ACT.

          Assuming compliance by you with your representations hereunder, it is not necessary in connection with the sale of the Notes to you to register the Notes under the Securities Act.

     5.6. NO MATERIAL LITIGATION.

          No actions, suits or proceedings of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Significant Subsidiaries, or against any property of the Company or of any such Significant Subsidiary that, if determined adversely to the Company and its Subsidiaries, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

     5.7. TAXES.

          The Company has filed or caused to be filed all tax returns that are required to have been filed, and have paid all taxes shown to be due and payable on such returns and all other taxes payable by it, except for any taxes (i) the amount of which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or each Subsidiary, has established adequate reserves in accordance with GAAP.

     5.8. COMPLIANCE WITH ERISA.

          (a) Each of the Company and its ERISA Affiliates has operated and administered each Plan in material compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. None of the Company or any of its ERISA Affiliates has incurred any liability pursuant to Title I or IV of ERISA or applicable penalty or excise tax provisions of the Code and the PRIRC relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any of its ERISA Affiliates, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any of its ERISA Affiliates, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or to any comparable provisions of the PRIRC, other than in any of such cases, such liabilities or Liens as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

          (b) None of the Company or any of its ERISA Affiliates has incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

          (c) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code or comparable provisions of the PRIRC. The representation by the Company in the first sentence of this Section 5.9(c) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive

               Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

     5.9. USE OF PROCEEDS.

          The Company will apply the proceeds from the sale of the Notes exclusively in its Commonwealth trade or business within a period no longer than twenty four (24) months from the date of the issuance of the Notes and will notify the Puerto Rico Treasury Department of such use as required by the PRIRC so that the interest in the Notes will be qualified interest for purposes of the preferential 10% income tax rate provided for under Section 1013A of the PRIRC.

     5.10. INVESTMENT COMPANY ACT.

          The Company is not an "investment company" under the Investment Company Act of 1940, as amended, and is not controlled by any "investment company."

     5.11. CHANGES IN CONDITION.

          Since June 30, 2005, no material adverse change has occurred in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

6.   REPRESENTATIONS OF THE PURCHASER.

     You hereby represent and warrant to the Company as follows:

     6.1. PURCHASE FOR INVESTMENT; QUALIFIED INSTITUTIONAL BUYER.

          (a) You are purchasing the Notes for your own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act, provided that you have the right to dispose of the Notes, or any part thereof, if you deem it advisable to do so, either pursuant to a registration of the Notes under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. You understand that the Notes have not been registered under the Securities Act or the Puerto Rico Uniform Securities Act ("PRUSA") and you understand and agree that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available thereunder.

          (b) You are a "QUALIFIED INSTITUTIONAL BUYER" as defined in Rule 144A under the Securities Act.

          (c) You acknowledge that the Notes have not been registered under the Securities Act and may not be sold except as permitted below.

          (d) You understand and agree that the Notes are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that (A) if you decide to resell, pledge or otherwise transfer any Notes on which the legend set forth below appears, such Notes may be resold, pledged or transferred only (i) to the Company, (ii) in a transaction entitled to an exemption from registration provided by Rule 144 under the Securities Act (if available), (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person whom you reasonably believe is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note), (iv) pursuant to another available exemption from registration under the Securities Act, subject, in the case of clauses (ii) or (iv), to the receipt by the Company of an opinion of counsel or such other evidence acceptable to the Company that such resale, pledge or transfer is exempt from the registration requirements of the Securities Act, or (v) pursuant to an effective registration statement, and that (B) you will, and each subsequent purchaser of the Notes is required to, notify any purchaser of any Notes of the resale restrictions referred to in (c) above and to deliver to the transferee (other than a qualified institutional buyer) prior to sale a copy of the transfer restrictions hereinafter set forth (copies of which may be obtained from the Company). You understand that transfers of the Notes will be registered only if the Notes are transferred in accordance with such transfer restrictions;

          (e) You understand that the certificates evidencing Notes sold in reliance on Rule 144A will, unless otherwise agreed by the Company, bear a legend substantially to the following effect:

               "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE PUERTO RICO UNIFORM SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

               THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF SANTANDER BANCORP THAT (a) THIS NOTE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (1) TO SANTANDER BANCORP OR A SUBSIDIARY THEREOF, (2) IN A TRANSACTION ENTITLED TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144

               UNDER THE SECURITIES ACT (IF AVAILABLE), (3) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE), (4) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (2) OR (4), TO THE RECEIPT BY SANTANDER BANCORP OF AN OPINION OF COUNSEL OR SUCH OTHER EVIDENCE ACCEPTABLE TO SANTANDER BANCORP THAT SUCH RESALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND THAT (b) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO HEREIN AND DELIVER TO THE TRANSFEREE (OTHER THAN A QUALIFIED INSTITUTIONAL BUYER) PRIOR TO THE SALE A COPY OF THE TRANSFER RESTRICTIONS APPLICABLE HERETO (COPIES OF WHICH MAY BE OBTAINED FROM SANTANDER BANCORP)."

          (f) You (i) are able to fend for yourself in the transactions contemplated by this Agreement; (ii) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes; (iii) have the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; and (iv) may be required to bear the financial risks of this investment for an indefinite period of time; and

          (g) It is understood that, in making the representations set out in Sections 5.4, 5.5 and 5.10 hereof, the Company is relying, to the extent applicable, upon your representations set forth in this
               Section 6.1.

          (h) (a) You have consulted with your own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent you have deemed necessary, (b) you have had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Company concerning its financial condition and results of operations and any other matter relevant to the purchase of the Notes, and any such questions have been answered to your satisfaction,

               (c) you have had the opportunity to review all publicly available records and filings concerning the Company and its Subsidiaries and you have carefully reviewed such records and filings as you considered relevant to making an investment decision, and (d) you have made your own investment decisions based upon your own judgment, due diligence and advice from such advisers as you have deemed necessary and not upon any view expressed by the Company.

     6.2. SOURCE OF FUNDS.

          At least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (a) all or part of the Source constitutes assets of a bank collective investment fund, as contemplated by PTE 91-38, maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such bank collective investment fund exceed ten percent (10%) of the total assets or are expected to exceed ten percent (10%) of the total assets of such fund as of the date of such purchase (for the purpose of this clause (a), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan); or

          (b) all or part of the Source constitutes assets of one or more employee benefit plans, each of which has been identified to the Company in writing; or

          (c) you are acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "GOVERNMENTAL PLAN" (as defined in section 3(32) of ERISA) and the investment does not give rise to any violation of any federal, state or local law which is substantially similar to Title I of ERISA, section 4975 of the Code or comparable provisions of the PRIRC; or

          (d) the Source is an "INVESTMENT FUND" managed by a "QUALIFIED PROFESSIONAL ASSET MANAGER" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that (i) no other party to the transaction described in this Agreement and no "AFFILIATE" of such party (as defined in Part V(c) of PTE 84-14) has at this time, and during the immediately preceding one year none has exercised, the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (f) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans, (ii) the conditions set forth in paragraphs (c), (d), (e),
               (f) and (g) of Part I of PTE 84-14 are satisfied; and (iii) you have disclosed to the Company the name of the QPAM and of all employee benefit plans whose assets are included in such investment fund;

          (e) the Source is a "PLAN" managed by an "IN-HOUSE ASSET MANAGER" or "INHAM" (as defined in Part IV of PTE 96-23, issued April 10,
               1996), provided that the conditions set forth in paragraphs (a),
               (c), (d), (e), (f), (g) and (h) of Part I of PTE 96-23 are satisfied; or

          (f) none of such funds consists of assets of any "EMPLOYEE BENEFIT PLAN" as defined in ERISA or any "PLAN" as defined in section 4975 of the Code or comparable provisions of the PRIRC, other than an employee benefit plan or plan exempt from the coverage of ERISA and section 4975 of the Code.

          As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN," "GOVERNMENTAL PLAN," "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in section 3 of ERISA. If you breach any representation made by you under this Section 6.2, your purchase of the Notes shall be void ab initio.

     6.3. ANTI-MONEY LAUNDERING.

          (a) to the best of your knowledge, the funds that you are using to purchase the Notes were not directly or indirectly derived from activities that may contravene federal, state and international laws and regulations, including Anti-Money Laundering Laws; and

          (b)  to the best of your knowledge, neither:

               (i)  you, nor

               (ii) any person controlling, controlled by, or under common control with, you,

          (1) is a country, territory, individual or entity named on an Office of Foreign Assets Control ("OFAC") list, or is an individual or entity that resides or has a place of business in a country or territory named on such lists, (2) is a "senior foreign political figure," or any "immediate family member" or "close associate" (as such terms are defined in the Patriot Act) of a senior foreign political figure or
          (3) is a "foreign shell bank" (as defined in the Patriot Act) or transacts business with a foreign shell bank.

          You understand that the Company may not accept any payments for the Notes from you if you cannot make the representations set forth above.

     6.4. TRANSFEREE.

          Any transferee of a Note shall, by its acceptance of such Note, be deemed to have made the same representations regarding the purchase of the Notes as the original holder thereof made pursuant to Sections 6.1, 6.2 and 6.3, above.

7.   PAYMENT OF INTEREST

     The Company shall pay interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance of the Notes at the rate of six and one-tenth percent (6.10%) per annum from the date of the Notes, payable semiannually, on the first (1st) day of June and the first (1st) day of December of each year (the "INTEREST PAYMENT DATE"), commencing on December 1, 2005, until the principal hereof shall have become due and payable.

8.   REDEMPTION OF THE NOTES PRIOR TO MATURITY.

     8.1. OPTIONAL REDEMPTION.

          The Company may, at its option, upon notice as provided below, redeem and prepay prior to maturity, all or any part of the Notes on December 1 or June 1 of each year; provided, however, that the Company may not redeem and prepay all or any part of the Notes pursuant to this Section 8.1 prior to December 1, 2010. On and after December 1, 2010, the Notes shall be redeemable at a price equal to 100% of the principal amount of the Notes to be redeemed (the "REDEMPTION PRICE"), together with accrued and unpaid interest, if any, to the date of redemption specified by the Company (the "REDEMPTION DATE").

          The Company will give each holder of Notes written notice of any redemption under this Section 8.1 not less than forty-five (45) days and not more than sixty (60) days prior to any Redemption Date. Each such notice shall specify the Redemption Date, the aggregate principal amount of the Notes to be redeemed on such Redemption Date, which shall not be in an amount less than One Million United States Dollars (US$1,000,000) and increments of US$500,000, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 8.2), and the interest to be paid on such Redemption Date with respect to such principal amount being redeemed.

     8.2. ALLOCATION OF PARTIAL REDEMPTIONS.

          In the case of each partial redemption of the Notes, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

     8.3. MATURITY; SURRENDER, ETC.

          In the case of each redemption of Notes pursuant to this Section 8, the principal amount of each Note to be redeemed shall mature and become due and payable on the respective Redemption Date, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest thereon, interest on such principal amount shall cease to accrue. Any Note paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     8.4. PURCHASE OF NOTES.

          The Company will not, and will not permit any of its Affiliates to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or redemption of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any of its Affiliates pursuant to any payment, redemption or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

9.   DELIVERY OF REPORTS.

     The Company covenants that so long as the Notes are outstanding:

     9.1. SEC REPORTS.

          The Company shall deliver to you and to any subsequent holder of Notes that is an Institutional Investor for so long as the Company is subject to reporting obligations under the Exchange Act with respect to any of its securities, promptly, and in any event within ten (10) days upon their becoming available, one copy of its annual report and of the information, documents and other reports which the Company is required to file with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act; provided, however, that no such delivery shall be required as to any of such reports which have been required to be filed and are available in electronic format from the EDGAR database of the SEC.

     9.2. OFFICER'S CERTIFICATE.

          Within one hundred twenty (120) days after the end of each fiscal year of the Company, the Company shall deliver to the holders an Officers' Certificate stating whether interest paid on the Notes constitutes income from sources within the Commonwealth under the Code.

10.  CONSOLIDATION, MERGER AND SALE OF ASSETS.

     The Company shall not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, unless:

          (a) the Company is the surviving or continuing entity, or the entity formed by such consolidation or into which the Company is merged or to which the Company has conveyed, transferred or leased its properties and assets substantially as an entirety is an entity organized and validly existing under the laws of the United States of America, any province or state thereof or the District of Columbia or the Commonwealth, and such entity expressly assumes the Company's obligations under the Notes and this Agreement;

          (b) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

          (c) the Company has delivered to each holder an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease, comply with this Agreement.

11.  EVENTS OF DEFAULT.

     An "EVENT OF DEFAULT" wherever used herein with respect to the Notes means any of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) the entry by a court of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal, state or Commonwealth bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or Commonwealth law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (b) (2) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or Commonwealth bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal, state or Commonwealth bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or Commonwealth law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

12.  REMEDIES ON DEFAULT, ETC.

     12.1. ACCELERATION.

          If an Event of Default described in Section 11 has occurred and is continuing, then in every such case the holders of not less than 25% in principal amount of outstanding Notes may, at their option, by notice given to the Company as provided for herein, declare the principal amount of the Notes to be immediately due and payable.

          Upon any Notes becoming due and payable under this Section 12.1, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

     12.2. OTHER REMEDIES.

          If a default is made by the Company in the payment of any installment of interest, or principal of (or premium, if any, on) any Notes and such default is continuing, and irrespective of whether the Notes have been declared immediately due and payable under Section 12.1, each holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

          Notwithstanding any other provision in this Agreement, the right of any holder to receive payment of principal of and interest on the Notes, on or after the respective due dates expressed in such Notes, or to institute suit for enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

     12.3. RESCISSION.

          At any time after the Notes have been declared due and payable pursuant to Section 12.1, and before a judgment or decree for payment of the money due under the Notes has been obtained by the holders, by written notice to the Company, the Majority Holders may rescind and annul any such declaration and its consequences if: (i) the Company has paid all overdue interest on the Notes, the principal of (and premium, if any, on) the Notes that are due and payable and are unpaid other than by reason of such declaration of acceleration, and
(ii) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or waived pursuant to
Section 17. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

     12.4. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

          No course of dealing and no delay in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice a holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. All available remedies are cumulative. Without limiting the obligations of the Company under Section 14, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable out-of-pocket costs and expenses incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

     12.5. LIMITATION ON SUITS.

          No holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Agreement, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such holder has previously given written notice to the Company of a continuing Event of Default with respect to the Notes; provided, that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all of such holders.

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

     13.1. REGISTRATION OF NOTES.

          The Company shall keep at its principal executive office a register (the "NOTE REGISTER") for the registration and registration of transfers of the Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. If and as applicable, the Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

     13.2. TRANSFER AND EXCHANGE OF NOTES.

          Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than Five Million United States Dollars (US$5,000,000), provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than Five Million United States Dollars (US$5,000,000). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1, 6.2 and 6.3.

     13.3. REPLACEMENT OF NOTES.

          Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor which is the registered holder, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, the Purchaser or another Institutional Investor with a minimum net worth of at least One Hundred Million United States Dollars (US$100,000,000), such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.  PAYMENTS ON NOTES.

     14.1. PLACE OF PAYMENT.

          Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made in San Juan, Puerto Rico at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in the Commonwealth or a principal office of a bank or trust company in the Commonwealth.

     14.2. HOME OFFICE PAYMENT.

          So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose in written instructions issued by you to the Company on the Closing, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.  SUBORDINATION.

     15.1. AGREEMENT TO SUBORDINATE.

          The Company covenants and agrees, and each holder, by accepting a Note covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 15, the indebtedness represented by the Notes is subordinated in right of payment to the prior payment in full of all Senior Debt.

     15.2. LIQUIDATION, DISSOLUTION, BANKRUPTCY, ETC.

          In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event the holders of Senior Debt shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment in money or money's worth, before the holders of the Notes are entitled to receive any payment on account of principal of (or premium, if any) or interest on the Notes, and to that end the holders of Senior Debt shall be entitled to receive, for application to the payment hereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.

          In the event that, notwithstanding the foregoing provisions of this
Section 15.2, the holder of any Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Debt is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution have been made known to such holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

          For purposes of this Section 15 only, the words "cash, property or securities" shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated in right of payment to all Senior Debt which may at the time be outstanding to the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 15. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Section 10 shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this
Section if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by sale, conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such sale, consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in Section 10.

     15.3. PRIOR PAYMENT OF SENIOR DEBT UPON ACCELERATION OF NOTES.

          In the event that the principal of any Note is declared due and payable before its stated maturity, then and in such event the holders of Senior Debt shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment in cash, before the holders of the Notes are entitled to receive any payment of the principal of, premium, if any, or interest on the Notes or on account of the purchase or other acquisition of the Notes.

          In the event that, notwithstanding the foregoing, the Company shall make any payment to the holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to such holder, then and in such event such payment shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full.

          The provisions of this Section 15.3 shall not apply to any payment with respect to which Section 15.2 would be applicable.

     15.4. NO PAYMENT WHEN SENIOR DEBT DEFAULT.

          No payment by the Company on account of principal or premium (if any), or interest on the Notes shall be made unless full payment of amounts then due for principal, premium (if any), and interest on Senior Debt has been made or duly provided for. In the event and during the continuation of any default in the payment of principal of or premium (if any) or interest on any Senior Debt beyond any applicable grace period with respect thereto, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or a trustee on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment, or event of default, then no payment shall be made by the Company on account of principal of or premium (if any) or interest on the Notes or on account of the purchase or other acquisition of Notes.

          In the event that, notwithstanding the foregoing, the Company shall make any payment to the holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to such holder, then and in such event such payment shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full.

          The provisions of this Section 15.4 shall not apply to any payment with respect to which Section 15.2 would be applicable.

     15.5. WHEN DISTRIBUTION MUST BE PAID OVER.

          If a distribution is made to a holder of any Notes that because of this Section 15 should not have been made to such holder, the holders who receive the distribution shall hold it in trust for the benefit of the holders of Senior Debt and such payment shall be paid over or delivered and transferred to, the holders of Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full.

     15.6. SUBROGATION.

          Subject to the payment in full of all Senior Debt and until the Notes are paid in full, the holders of the Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation), to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Section 15, to the rights of the holders of Senior Debt to receive payments and distributions of cash, property and securities applicable to the Senior Debt. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the holders of Notes would be entitled except for the provisions of this Section 15, and no payments over pursuant to the provisions of this Section 15 to the holders of Senior Debt by the holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Debt and the holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Debt.

     15.7. RELATIVE RIGHTS.

          This Section 15 defines the relative rights of the holders of the Notes and the holders of Senior Debt. Nothing contained in this Agreement is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Debt and the holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 15 of the holders of Senior Debt, is intended to rank equally with all other obligations of the Company), to pay to the holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the holders of the Notes and creditors of the Company other than the holders of Senior Debt; or (c) prevent the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 15 of the holders of Senior Debt to receive cash, property and securities otherwise payable or deliverable to such holder.

     15.8. RELIANCE BY HOLDERS OF SENIOR DEBT ON SUBORDINATION PROVISIONS.

          Each holder of a Note by his acceptance thereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

     15.9. NO WAIVER OF SUBORDINATION PROVISIONS.

          No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this Section 15 or the obligations hereunder of the holders of the Notes to the holders of Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

     15.10. RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT.

          Upon any payment or distribution of assets of the Company referred to in this Section 15, the holders of the Notes shall be entitled to rely: (i) upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or (ii) a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other indebtedness of the Company the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          The representations and warranties of the Company contained in Section 5 shall survive the execution and delivery of this Agreement and the Notes and the purchase or transfer by you of any Note or portion thereof or interest therein, may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note and such representations and warranties shall continue in full force and effect so long as the Notes are outstanding and unpaid. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding among you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.  AMENDMENT AND WAIVER.

     17.1. REQUIREMENTS.

          This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and you, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by the Majority Holders, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of
Section 12 relating to acceleration or rescission, change the amount or time of any redemption or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 6, 7, 9, 10, 11, 12 or 17.

     17.2. SOLICITATION OF HOLDERS OF NOTES.

          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with the same information provided to any other holders with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of the Notes, unless such remuneration is concurrently offered (and paid if accepted) or paid, or security is concurrently offered (and granted if accepted) or granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

     17.3. BINDING EFFECT, ETC.

          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company, without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

     17.4. NOTES HELD BY COMPANY, ETC.

          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates (other than any investment company managed by an Affiliate of the Company) shall be deemed not to be outstanding.

18.  NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail
with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (a) if to you, to Puerto Rico Conservation Trust, 115 Tetuan Street, San Juan, Puerto Rico 00901, Attention: Executive Director, or if to your nominee, at the address specified for such communications by you on the Closing Date, or at such other address as you or it shall have specified to the Company in writing,

          (b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

          (c) if to the Company, to the Company at Torre Santander, 207 Ponce de Leon Avenue, 6th Floor, Hato Rey, Puerto Rico 00917,
               Attention: President, or at such other address as the Company shall have specified to the holder of each Note in writing.

          Notices under this Section 18 will be deemed given only when actually received.

19.  MISCELLANEOUS.

     19.1. SUCCESSORS AND ASSIGNS.

          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     19.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

          Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

     19.3. SEVERABILITY.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

     19.4. CONSTRUCTION.

          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken by such Person or on such Person's behalf. Titles and headings of the sections of this Agreement appear as a matter of convenience only and shall not affect the construction hereof. The words "HEREIN," "HEREOF," "HEREUNDER" and "HERETO" refer to this Agreement as a whole. The term "INCLUDING" means "INCLUDING WITHOUT LIMITATION" whether or not so expressed. All currencies used herein are U.S. dollars.

     19.5. COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     19.6. GOVERNING LAW.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth without giving effect to any principles of conflicts of law which might apply the laws of any other jurisdiction.

                                   * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on October 26, 2005.

                                        Very truly yours,

                                        SANTANDER BANCORP


                                        By:
                                            ------------------------------------
                                        Name: Carlos M. Garcia
                                        Title: Senior Executive Vice President
                                               and Chief Operating Officer


                                        By:
                                            ------------------------------------
                                        Name: Juan P. Perez
                                        Title: Senior Vice president and
                                               Tresurer

The foregoing is hereby agreed
to as of the date thereof.

PUERTO RICO CONSERVATION TRUST FUND


By:
    ---------------------------------
Name: Fernando Lloveras San Miguel
Title: Executive Director

                                                                      SCHEDULE A

                                  DEFINED TERMS

          As used herein, the following terms have the respective meanings set forth below or set forth in the section hereof following such term:

          "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an "AFFILIATE" is a reference to an Affiliate of the Company.

          "ANTI-MONEY LAUNDERING LAWS" means all applicable laws, rules, regulations and other requirements relating to applicable anti-money laundering rules, including the USA Patriot Act, the regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control thereunder and other applicable U.S. and non-U.S. anti-money laundering laws, statutes, regulations and internal rules in connection therewith.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in San Juan, Puerto Rico are required or authorized to be closed.

          "CLOSING" is defined in Section 3.

          "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          "COMMISSIONER OF FINANCIAL INSTITUTIONS" means the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

          "COMMONWEALTH" means the Commonwealth of Puerto Rico.

          "COMPANY" means Santander BanCorp., a Puerto Rico corporation.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any securities issued by such Person or of any Material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "CONTROL" (and the correlative terms thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.


                                  Schedule A-1

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

          "EVENT OF DEFAULT" is defined in Section 11.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

          "GOVERNMENTAL AUTHORITY" means

          (a) the government of

               (i) the United States of America, the Commonwealth, any State of the United States, or other political subdivision thereof, or

               (ii) any jurisdiction in which the Company, or any of its
                    Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or any of its Subsidiaries, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including, but not limited to the Commissioner of Financial Institutions.

          "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 13.1.

          "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, trust, corporation, partnership or any other similar financial institution or entity, regardless of legal form that is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act; provided, however, that any investment company licensed under the laws of the Commonwealth and exempt from registration under the Investment Company Act of 1940 which otherwise meets the criteria of a "qualified institutional buyer" under Rule 144A, shall qualify as an "INSTITUTIONAL INVESTOR."

          "LIEN" means any mortgage, pledge, lien, hypothecation, prior claim, security interest, preference or other charge or encumbrance and any deferred purchase, sale-and-purchase or sale-and-leaseback arrangement and any other security agreement or preferential arrangement of a like or similar effect; for clarification, it is understood that "LIEN" does not include any arrangement whatsoever (whether a deferred purchase, sale-and-purchase, sale-and-leaseback, leasing or other arrangement) the direct or indirect purpose and effect of which is to allow or to assist the purchaser or user of a product marketed by the Company to finance the acquisition or rental thereof, in whole or in part, with a third party.

          "MAJORITY HOLDERS" means the holders of Notes representing in the aggregate a majority in aggregate outstanding principal amount of the Notes.


                                  Schedule A-2

          "MATERIAL" means, with respect to any Person, material in relation to the business, operations, affairs, financial condition, assets, or properties of such Person and its Subsidiaries taken as a whole; provided that for purposes of this Agreement, any amount or obligation shall be deemed to be "Material" if it equals or exceeds 10% of the Company's consolidated stockholder's equity, as set forth in the most recent annual or quarterly financial statements of the Company, to be delivered to the holders of the Notes.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the Notes, (c) the validity or enforceability against the Company of this Agreement or the Notes, or (d) the rights and remedies of the holders with respect to the Company under this Agreement or the Notes.

          "MULTIEMPLOYER PLAN" means any Plan that is a "MULTIEMPLOYER PLAN" (as such term is defined in section 4001(a)(3) of ERISA).

          "NOTES" is defined in Section 1.

          "NOTE REGISTER" is defined in Section 13.1.

          "OFFICER'S CERTIFICATE" means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

          "OPINION OF COUNSEL" means a written opinion of counsel from legal counsel who is acceptable to the Majority Holders. The counsel may be an employee of, or external counsel to, the Company.

          "PATRIOT ACT" means the USA Patriot Act of 2001, as amended from time to time.

          "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or a government or agency or political subdivision thereof.

          "PLAN" means an "EMPLOYEE BENEFIT PLAN" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

          "PRIRC" means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.


                                  Schedule A-3

          "PURCHASER" means Puerto Rico Conservation Trust Fund, a charitable, irrevocable and perpetual trust fund, created under a Deed of Trust dated January 23, 1970.

          "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

          "REQUIREMENTS OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, any law, rule or regulation, and any final and binding determination of an arbitrator or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other executive officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

          "SEC" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

          "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of any Person.

          "SENIOR DEBT" means:

               (i) the principal of, and premium, if any, and interest for money borrowed or purchased by the Company;

               (ii) the principal of, and premium, if any, and interest for money borrowed or purchased by another Person and guaranteed by the Company;

               (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement;

               (iv) any obligation arising from direct credit substitutes; and

               (v) any obligation associated with derivative instruments such as interest and foreign exchange rate contracts, commodity contracts and other similar financial instruments;

in each case, whether outstanding on the date of this Agreement or thereafter created, assumed or incurred by the Company.

               Senior Debt excludes any indebtedness that:

               (a) expressly states that it is junior to, or ranks equally in right of payment with, the Notes; or


                                  Schedule A-4

               (b) is identified as junior to, or equal in right of payment with, the Notes in any resolution adopted by the board of directors of the Company.

          "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Company, which meets any of the following conditions: (i) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year.

          "SUBSIDIARY" means with respect to any Person, any other Person more than fifty percent (50%) of whose stock or other equity interest of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors (or equivalent officials) of such other Person (irrespective of whether or not at the time stock or other equity interests of any class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries. Unless the context otherwise clearly requires, any reference to a "SUBSIDIARY" is a reference to a Subsidiary of the Company.


                                  Schedule A-5

                                                                       EXHIBIT 1

                 FORM OF 6.10% SUBORDINATED NOTE DUE JUNE 2032

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE PUERTO RICO UNIFORM SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF SANTANDER BANCORP THAT (a) THIS NOTE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (1) TO SANTANDER BANCORP OR A SUBSIDIARY THEREOF, (2) IN A TRANSACTION ENTITLED TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (3) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE), (4) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (2) OR
(4), TO THE RECEIPT BY SANTANDER BANCORP OF AN OPINION OF COUNSEL OR SUCH OTHER EVIDENCE ACCEPTABLE TO SANTANDER BANCORP THAT SUCH RESALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND THAT (b) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO HEREIN AND DELIVER TO THE TRANSFEREE (OTHER THAN A QUALIFIED INSTITUTIONAL BUYER) PRIOR TO THE SALE A COPY OF THE TRANSFER RESTRICTIONS APPLICABLE HERETO (COPIES OF WHICH MAY BE OBTAINED FROM SANTANDER BANCORP).

THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

No. 1                                              PRINCIPAL AMOUNT: $50,000,000

CUSIP NO. 802809 AB 9


                                     Exh 1-1

                                SANTANDER BANCORP

                     6.10% Subordinated Notes due June 2032

     SANTANDER BANCORP, a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico (herein called the "Company," which term includes any successor Person under the Note Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to the Puerto Rico Conservation Trust Fund ("Conservation Trust"), or registered assigns, the principal sum of U.S. Fifty Million Dollars on June 1, 2032 ("Maturity"), and to pay interest thereon from October 27, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on the first (1st) day of June and the first (1st) day of December of each year, commencing December 1, 2005, at the rate of 6.10% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Note Purchase Agreement, be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be the fifteenth (15th) day of the month next preceding the relevant Interest Payment Date (whether or not a Business Day) (the "Regular Record Date").

     Payment of interest on this Note due on any Interest Payment Date (other than interest on this Note due to the holder hereof at Maturity) shall be paid by check mailed to the Person entitled thereto at his last address as it appears on the Note Register or, if $10,000,000 aggregate principal amount of Notes are registered in the name of the holder hereof, in immediately available funds by wire transfer to such account as may have been designated by the Person entitled thereto as set forth herein. Payment of the principal of (and premium, if any) and interest on this Note due to the holder hereof at Maturity shall be paid in immediately available funds upon presentation of this Note for surrender at the office or agency of the Company in San Juan, Puerto Rico.

     Any such designation for wire transfer purposes shall be made by filing the appropriate information with the Company at its principal office in San Juan, Puerto Rico, and, unless revoked by written notice to the Company received on or prior to the Regular Record Date immediately preceding the applicable Interest Payment Date or the fifteenth (15th) calendar day preceding Maturity, shall remain in effect with respect to any further payments with respect to this Note payable to such holder.

     Any payment of principal, premium or interest on this Note due on any day which is not a Business Day in San Juan, Puerto Rico, need not be made on such day, but may be made on the next succeeding Business Day in San Juan, Puerto Rico, with the same force and effect as if made on the due date and no interest shall accrue on the amount due on such date for the period from such date until the next succeeding Business Day. "Business Day" shall mean, as used herein with respect to any particular location, any day, other than Saturday and Sunday or a day on which commercial banks in San Juan, Puerto Rico are required or authorized to be closed. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months.


                                     Exh 1-2

     This Note is one of a duly authorized issue of 6.10% Subordinated Notes due June 2032 of the Company (herein called the "Notes") issued under a Note Purchase Agreement, dated as of October 26, 2005, between the Company and Conservation Trust, to which Note Purchase Agreement and any amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is issued subject to the provisions of the Note Purchase Agreement.

     The indebtedness evidenced by this Note is, to the extent provided in the Note Purchase Agreement, subordinate and junior in right of payment to prior payment in full of all Senior Debt of the Company, and this Note is issued subject to the provisions of the Note Purchase Agreement with respect thereto. Each holder of this Note, by accepting the same, agrees that each holder of Senior Debt, whether created or acquired before or after the issuance of the Notes, shall be deemed conclusively to have relied on such provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

     Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Note Purchase Agreement by each holder of Senior Debt of the Company, whether now outstanding or hereinafter incurred, and waives reliance by each such holder upon said provisions.

     The Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Note under the Note Purchase Agreement at any time by the Company with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding to be affected. The Note Purchase Agreement also contains provisions permitting the holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the holders of all Notes, to waive compliance by the Company with certain provisions of the Note Purchase Agreement and certain past defaults under the Note Purchase Agreement and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Note Purchase Agreement and no provision of this Note or of the Note Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

     The Company shall have the right as set forth in the Note Purchase Agreement, subject to any required prior approval from the Board of Governors of the Federal Reserve System, to redeem this Note at the option of the Company, in whole or in part at any time on or after December 1, 2010 (an "Optional Redemption"), at the Redemption Price (as defined in the Note Purchase Agreement). Any redemption pursuant to this paragraph shall be made upon not less than 45 days nor more than 60 days notice. The Redemption Price shall be paid at the time and in the manner provided therefor in the Note Purchase Agreement. If the Notes are only partially redeemed by the Company pursuant to an Optional Redemption, the Notes shall be redeemed pro


                                     Exh 1-3
rata or by lot or by any other method determined by the Company as described in the Note Purchase Agreement.

     In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

     At least forty-five (45) days but not more than sixty (60) days before the redemption date of the Notes, the Company shall cause a notice of any such redemption, signed by the Company, to be mailed, first-class, postage prepaid, to all holders of the Notes, but failure to mail any such notice to any holder or any defect in any notice so mailed shall not affect the validity of the proceedings for the redemption of the Notes, nor the validity of the proceedings for the redemption of the Notes of any other holders.

     As provided in the Note Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Notes are issuable only in registered form without coupons in denominations of $5,000,000 and integral multiples of $5,000 in excess thereof. As provided in the Note Purchase Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this
Note is registered as the owner hereof for all purposes, whether or not this Note be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Note Registrar, and neither the Company nor any such agent shall be affected by notice to the contrary.

     No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Note Purchase Agreement, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.


                                     Exh 1-4

     All terms used in this Note which are defined in the Note Purchase Agreement shall have the meanings assigned to them in the Note Purchase Agreement.

     This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico.

     IN WITNESS WHEREOF, SANTANDER BANCORP has caused this instrument to be signed by its duly authorized officers, and has caused its corporate seal or a facsimile thereof to be affixed herein or imprinted hereon.

Dated:
       ------------------------------

                                        SANTANDER BANCORP


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                     Exh 1-5

[REVERSE OF SECURITY]

                         FORM OF CERTIFICATE OF TRANSFER

SANTANDER BANCORP
207 Ponce de Leon Avenue
San Juan, Puerto Rico 00917

     [ATTN]

     Re: 6.10% Subordinated Notes due June 2032

Reference is hereby made to the Note Purchase Agreement relating to the Notes dated as of October 26, 2005 (the "Note Purchase Agreement"). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Note Purchase Agreement.

In connection with the transfer of the Notes, the transferor does hereby certify that $________ aggregate principal amount of Notes are being transferred (i) in accordance with the applicable securities laws of the relevant state or jurisdiction of the United States or other jurisdiction and (ii) in accordance with their terms:

CHECK ONE BOX BELOW, AS APPLICABLE:

(1) [ ] to a transferee that the Transferor reasonably believes is a qualified institutional buyer, within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

(2) [ ] pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

(3) [ ] in accordance with another exemption from the registration requirements of the Securities Act;

(4) [ ] to the Company or a subsidiary thereof; or

(5) [ ] pursuant to a registration statement that has been declared effective under the Securities Act.

     Unless one of the boxes above is checked, the Company will refuse to register any of the Notes evidenced by this Note in the name of any person other than the registered holder thereof; provided, however, that if box (2) or (3) is checked, the Company shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other


                                    Exh 1-6
information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

                                        [Name of Transferor]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Dated:
       ------------------------------

                                     Exh 1-7

                                   ----------

                                  ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -- as tenants in common                                   UNIF GIFT MIN ACT -- _______ Custodian _______
TEN ENT -- as tenants by the entireties                                                 (Cust)           (Minor)
 JT TEN -- as joint tenants with right of survivorship and not as Under Uniform Gifts to Minors Act
           tenants in common                                      ______________________________________________
                                                                                      (State)

     Additional abbreviations may also be used though not in the above list.

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

  ____________________________________________________________________________

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE
 ______________________________________________________________________________
 ______________________________________________________________________________

the within Note of SANTANDER BANCORP and does hereby irrevocably constitute and appoint _______________________________________________________________________
attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: ______________________________   ________________________________________
                                        ________________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.


                                     Exh 1-8

                                                                       EXHIBIT 2

                  OPINIONS OF PIETRANTONI MENDEZ & ALVAREZ LLP

1. The Note Purchase Agreement has been duly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery thereof by Conservation Trust) constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the rights of creditors of bank holding companies in particular or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Notes have been duly authorized by the Company for offer, sale, issuance and delivery pursuant to the Note Purchase Agreement and, when issued and delivered in the manner provided for in the Note Purchase Agreement and delivered against payment of the consideration therefor provided for in the Note Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the rights of creditors of bank holding companies in particular or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the due authorization, execution and delivery by the Company of the Note Purchase Agreement and the Notes or for the performance by the Company of the transactions contemplated in the Note Purchase Agreement, except such as have been previously made, obtained or rendered, as applicable.


                                     Exh 2-1